Exhibit 12

AMENDMENT TO SUBSCRIPTION AGREEMENT

This Amendment to Subscription Agreement is made by and between Diversified Product Inspections, Inc., a Florida Corporation, (the "Company"), and Sofcon Limited ("Purchaser") as of the 25th day of October, 2004.

WHEREAS the parties hereto previously entered into that certain Subscription Agreement dated as of the 25th day of April, 2002 (the "Subscription Agreement"); and

WHEREAS the parties hereto desire to amend the Subscription Agreement to eliminate the restriction contained therein on the number of shares of the Company's stock that the Purchaser shall be entitled to hold;

NOW THEREFORE, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

1) The Subscription Agreement shall be amended as follows: Paragraph 5 of the Subscription Agreement shall be eliminated in its entirety and the new Paragraph 5 shall read as follows:

5) Ownership. In no event shall the Purchaser purchase shares of the Common Stock other than pursuant to this Subscription Agreement and the Debenture until such date as the Purchaser has fully converted the Debentures into common stock.

2. All other terms and conditions of the Subscription Agreement shall remain in full force and effect.

3. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Diversified Product Inspections, Inc.
900 Tri-County Boulevard
Oliver Springs, Tennessee  37840
Attention:  John Van Zyll, CEO
Telephone:  865-482-8480
Facsimile:  865-482-6621

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With a copy to:
Lisa A. Temple, Esq.
Dunn, MacDonald, Coleman & Reynolds
6204 Baum Drive
Knoxville, Tennessee  37919
Telephone:  865-525-0505
Facsimile:  865-525-6001

If to the Investor:

At the address listed in the Questionnaire.

With a copy to:
Joseph B. LaRocco, Esq.
49 Locust Avenue, Suite 107
New Canaan, Connecticut  06840
Telephone:  203-966-0566
Facsimile:  203-966-0363

Each party shall provide (5) business days prior notice to the other party if any change in address, phone number or facsimile number.

4. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or pleural, as the identity of the person or persons may require.

5. Neither this Amendment to Subscription Agreement nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

6. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by facsimile transmission; (i) if the Company, at its executive offices or (ii) if the Purchaser, at the address for correspondence set forth in the Questionnaire, or at such other address as may have been specified by written notice given in accordance with this paragraph.

7. This Amendment to Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Florida, as such laws are applied by Florida courts to agreements entered into, and to be performed in, Florida by and between residents of Florida, and shall be binding upon the undersigned, the undersigned's heirs, estate and legal representatives and shall inure to the benefit of the Company and its successors. If any provision of this Amendment to Subscription Agreement is invalid or enforceable under any applicable statue or rule of law, then such provisions shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity of enforceability of any other provision hereof.

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8.    This Amendment to Subscription Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Amendment to Subscription Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Amendment to Subscription Agreement by such party. Such facsimile copies shall constitute enforceable original documents.


Sofcon Limited

By:   /s/ Jan Telander
Its:  President

Diversified Product Inspections, Inc.

By:   /s/ John Van Zyll
John Van Zyll
CEO